DE VISSER GRAY LLP
CHARTERED ACCOUNTANTS

401 - 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447
Fax: (604) 687-6737

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
BCM Resources Corporation (formerly BC Moly Ltd)

We consent to the use in the Registration Statment of BCM Resources Corporation (formerly BC Moly Ltd.) (an exploration stage company) on form 20-F (the "registration Statement") of our report dated November 17, 2007 on the balance sheets of BCM Resources Corporation (formerly BC Moly Ltd. (an deficit and cash flows for the year ended August 31, 2007 and 2006

In addition, we consent to the reference to us under the heading "experts" in the Registration Statement

CHARTERED ACCOUNTANTS

Vancouver, BC
December 19, 2007